EXHIBIT 16.1

October 22, 2014

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Hypersolar, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated October 21, 2014 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP